EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-116398, 333-119362 and 333-161744 on Form S-8 and Registration Statement No. 333-155269 on Form S-3 of our report dated February 29, 2008 (March 2, 2009 as to the effects of discontinued operations as discussed in Note 22) (September 11, 2009 as to the effects of the change in accounting principle for non-controlling interests, and the inclusion of the 2007 condensed consolidating guarantor and nonguarantor financial information in Note 25) relating to the 2007 consolidated financial statements of CB Richard Ellis Group, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion) and financial statement schedule, Schedule II—Valuation and Qualifying Accounts, of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
March 1, 2010